MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS & ADVISORS
PCAOB REGISTERED

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for TAM of Henderson, Inc (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2004 and 2005 and has reviewed the quarterly financial statements through March 31, 2006. Effective June 23, 2006, we were dismissed by the Company as principal accountants. We have read the Company's statements in its Form 8-K dated June 23, 2006, and we agree with such statements contained therein and consent to the inclusion of this letter as Exhibit 16.1 of such Form 8-K.

Sincerely,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
June 23, 2006

2675 S. Jones Blvd. Ste: 109, Las Vegas, NV 89128 (702)253-7511 Fax: (702)253-7501